Exhibit 99.B(11)

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199
WWW.ROPESGRAY.COM

February 13, 2017

Voya Mutual Funds
7337 East Doubletree Ranch Road, Suite 100
Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by Voya Mutual Funds (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by Voya CBRE Global Infrastructure Fund, a series of the Trust (the “Acquiring Fund”), of all the assets and liabilities of CBRE Clarion Global Infrastructure Value Fund, a series of The Advisors’ Inner Circle Fund (the “Acquired Fund”), and the issuance of Class A and Class I shares of beneficial interest of the Acquiring Fund in connection therewith (collectively, the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization, by and among (i) the Trust, on behalf of the Acquiring Fund, (ii) The Advisors’ Inner Circle Fund, on behalf of the Acquired Fund, (iii) Voya Investments, LLC and (iv) CBRE Clarion Securities, LLC (the “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of Shares.  In connection with this opinion, we have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons.   We assume that, upon the delivery of the Shares by the Trust in accordance with the terms of the Agreement and Plan of Reorganization, the Trust will receive the net asset value thereof.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto in the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Acquiring Fund.

In rendering the opinion expressed herein, we have, with your approval, relied solely on the opinion, dated the date hereof, of Richards, Layton, & Finger, P.A. insofar as such opinion relates to the laws of the State of Delaware (subject to all of the assumptions and qualifications to which such opinion is subject), and we have made no independent examination of the laws of that jurisdiction.  We are providing a copy of that opinion together with this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue the Shares, and that, when such Shares are issued and delivered in accordance with the terms of the Agreement and Plan of Reorganization, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP